Exhibit 10(60)
American International Group, Inc.
Partners Plan
(Amended and Restated Effective December 31, 2008)
1. Purpose
     The Compensation and Management Resources Committee of the Board of Directors (the "Committee”) of American International Group, Inc. (“AIG”) has determined that certain key employees of AIG and its subsidiaries (together, the “Employer”) contribute substantially to the long-term growth and profitability of AIG. AIG has created this AIG Partners Plan (this “Plan”) to reward these individuals and to provide incentives for their continued contribution to the long-term performance of AIG.
2. Performance Periods
     This Plan will operate for successive overlapping two-year periods (each, a “Performance Period”). The first Performance Period will be from January 1, 2006 through December 31, 2007. The second Performance Period will be from January 1, 2007 through December 31, 2008. Thereafter, each Performance Period will be for successive two calendar-year periods until the Plan is terminated by the Committee.
3. Performance RSUs and Participants
     A. Performance RSUs. Performance-based Restricted Stock Units awarded pursuant to this Plan (“Performance RSUs”) will provide holders the opportunity to earn shares of Common Stock of AIG (“Shares”) based on the growth in AIG’s adjusted diluted earnings per share during the Performance Period to which the Performance RSUs relate.
     B. Participants. The Committee will, from time to time, determine (1) the key employees of the Employer who will be awarded Performance RSUs under this Plan (the “Participants”), (2) the number of Performance RSUs awarded to each Participant and (3) the Performance Period to which the Performance RSUs relate.
     C. Status of Performance RSUs. Performance RSUs awarded pursuant to this plan are issued under the AIG Amended and Restated 2007 Stock Incentive Plan or any successor plan, as amended from time to time (the “SIP”). Each Performance RSU constitutes an unfunded and unsecured promise of AIG to pay (or cause to be paid) one Share at the relevant payment date. Until such payment, a holder of Performance RSUs will have only the rights of a general unsecured creditor and no rights as a shareholder of AIG. As set forth in and subject to the relevant Performance RSU Award Agreement and the SIP, AIG may, at its option, deliver securities or other property in lieu of Shares otherwise payable under earned Performance RSUs. References in this Plan to Shares include such securities or other property in lieu thereof.

4. Performance Targets and Earned RSUs
     A. Performance Targets. The Committee will, from time to time, determine the “Target”, "Threshold” and “Maximum” performance targets for each Performance Period, based on Growth in Adjusted Diluted EPS over the Performance Period.
     B. Earned Performance RSUs. At the end of each Performance Period, the Committee will determine the number of Performance RSUs earned for the Performance Period. Subject to the conditions of this Plan and unless determined otherwise by the Committee, the number of Performance RSUs earned for a Performance Period will be determined as follows:

Growth in Adjusted Diluted EPS for	Percentage of
the Performance Period	Performance RSUs Earned
Performance less than Threshold	0%

Performance at least Threshold	25%

Performance at Target	100%

Performance at or above Maximum	150%
The percentage of Performance RSUs earned for performance between Threshold and Target and between Target and Maximum will be determined on a straight-line basis.
     C. Definitions.
     (1) “Growth in Adjusted Diluted EPS” means, for any Performance Period, the average of (i) the percentage increase (or decrease) in Adjusted Diluted EPS for the first year of the Performance Period over the Adjusted Diluted EPS for the year prior to the beginning of the Performance Period and (ii) the percentage increase (or decrease) in Adjusted Diluted EPS for the second year of the Performance Period over the Adjusted Diluted EPS for the first year of the Performance Period; provided that, if there is a percentage decrease in Adjusted Diluted EPS for the first year of the Performance Period, then the percentage increase (or decrease) in the second year will be measured over the year prior to the beginning of the Performance Period.
     (2) “Adjusted Diluted EPS” means, for any year, the diluted earnings per share of AIG common stock calculated on a consolidated basis in accordance with U.S. Generally Accepted Accounting Principles (a) without giving effect to (i) realized capital gains or losses, net of tax, (ii) the cumulative effect of changes in accounting treatment during the relevant periods, net of tax, (iii) the cumulative effect of material changes in tax laws during the relevant periods (such materiality to be determined by the Committee by reference to the changes’ effect on AIG’s reported actual tax expense), (iv) FAS 133 gains and losses, excluding realized capital gains or losses, net of tax or (v) extraordinary items related to acquisition, restructuring and related charges, net of tax; (b) with adjustments for any stock split or stock dividend during the relevant period; (c) with adjustments in the case of cash acquisitions in excess of $5 billion to equalize the effect of acquisitions for cash and acquisitions for AIG common stock; (d) giving effect to any restatement in earnings per share for the relevant period; (e) giving effect to one-third of catastrophe losses and (f) with such other adjustments as the Compensation Committee may make. For the avoidance of doubt, the preceding adjustments may be made by the Compensation Committee in its sole discretion.
5. Vesting and Payout of Earned Performance RSUs
     A. General. Except for Performance RSUs for the 2006-2007 Performance Period, earned Performance RSUs will vest and be paid in two equal installments promptly after the third and fourth anniversaries of the first day of the Performance Period to which the Performance RSUs relate (each, a “Scheduled Vesting Date”), but no later than the end of the calendar year in which the relevant Scheduled Vesting Date falls. Performance RSUs for the 2006-2007 Performance Period will vest and be paid in two equal installments promptly after January 1, 2010, and January 1, 2012 (the Scheduled Vesting Dates for these Performance RSUs), but no later than the end of the relevant calendar year. Except as provided in Sections 5B, 6 and 7A, if a Participant’s employment with the Employer is terminated for any reason, the Participant’s rights in respect of any Performance RSUs that would vest on a future Scheduled Vesting Date will be forfeited and terminate.
     B. Death, Disability or Retirement after Age 65. If a Participant dies, becomes subject to Disability or terminates employment by means of retirement at or after age 65 (“Retires”), in each case while actively employed by the Employer, any outstanding earned Performance RSUs will vest and be paid promptly after the date of such event, but no later than 90 days after such event (in the case of death or Disability) or the end of the calendar year in which such event falls (in the case of Retirement), as applicable. For this purpose, “Disability” means a period of medically determined physical or mental impairment that is expected to result in death or last for a period of not less than 36 months during which a Participant qualifies for income replacement benefits under the Employer’s long-term disability plan for at least six months, or, if a Participant does not participate in such a plan, a period of disability during which the Participant is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 36 months.
     C. Delay of Payment. The Committee may, in its sole discretion, determine to defer payment of Performance RSUs or permit a Participant to elect to defer payment of Performance RSUs, in each case in a manner that conforms to the requirements of Section 409A(a)(4) of the Internal Revenue Code (the “Code”).

6. Vesting During a Performance Period
     A. General. Except as provided in Section 6B, if a Participant’s employment with the Employer is terminated for any reason during a Performance Period, all of the Participant’s Performance RSUs relating to the Performance Period will be forfeited and terminate.
     B. Death, Disability or Retirement after Age 65. If a Participant dies, becomes subject to Disability or Retires, in each case while actively employed by the Employer, the Participant will be eligible to receive a pro-rated amount (based upon the number of whole or partial months the Participant was employed during the Performance Period relative to 24) of the Performance RSUs earned for such Performance Period, as set forth in the relevant Performance RSU Award Agreement, subject to Section 8E.
7. Administration of this Plan
     A. General. This Plan will be administered by the Committee. Actions of the Committee may be taken by the vote of a majority of its members. To the extent set forth in the SIP, the Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its responsibilities. The Committee will have power to interpret this Plan, to make regulations for carrying out its purpose and to make all other determinations in connection with its administration (including, without limitation, whether a Participant has become subject to Disability), all of which will, unless otherwise determined by the Committee, be final, binding and conclusive. Subject to Section 8N, the Committee will have the power to increase or decrease the number of a Participant’s Performance RSUs that are earned for a Performance Period. In addition, the Committee may, in its sole discretion, reinstate any Performance RSUs that would otherwise have been terminated and forfeited because of a Participant’s termination of employment, if the Participant complies with any covenants, agreements or conditions that the Committee may impose; provided, however, that any such reinstated Performance RSUs will not be paid until the relevant Scheduled Vesting Dates set forth in Section 5A.
     B. Non-Uniform Determinations. The Committee’s determinations under this Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Performance RSUs under this Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations as to the persons to become Participants.
     C. Amendments. The Committee will have the power to amend this Plan in any manner and at any time, including in a manner adverse to the rights of the Participants; provided that, notwithstanding the foregoing and Sections 1.3.1(a), 1.3.1(b) and 3.1 of the SIP, the Committee may not accelerate or postpone the payout of Shares (or securities or other property in lieu of all or any part thereof) with respect to Performance RSUs to occur at a time other than the time otherwise provided for in this Plan or in the relevant Performance RSU Award Agreement.

     D. No Liability. No member of the Board of Directors of AIG or the Committee or any employee of the Employer (each, a “Covered Person”) will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Participant’s participation in it. Each Covered Person will be indemnified and held harmless by AIG against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Plan and against and from any and all amounts paid by such Covered Person, with AIG’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that AIG will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once AIG gives notice of its intent to assume the defense, AIG will have sole control over such defense with counsel of AIG’s choice. To the extent any taxable expense reimbursement under this paragraph is subject to Section 409A, (x) the amount thereof eligible in one taxable year shall not affect the amount eligible in any other taxable year; (y) in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which the Covered Person incurred such expenses; and (z) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under AIG’s Restated Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that AIG may have to indemnify such persons or hold them harmless.
     E. Adjustments. The Committee will have the authority (but will not be required) to adjust equitably outstanding and/or earned Performance RSUs to preserve the benefits or potential benefits intended to be made available to Participants for any change in the AIG common stock resulting from a recapitalization, combination or exchange of shares of AIG common stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of AIG; provided that no such adjustment shall be made if or to the extent that it would cause any payment under this Plan to fail to comply with Section 409A. In addition, the Committee will have the authority (but will not be required) to adjust outstanding Performance RSUs for current Performance Periods and earned Performance RSUs for previous Performance Periods for any restatements of AIG’s financial statements. For the avoidance of doubt, the Committee may, in its sole discretion, decline to adjust the terms of any outstanding Performance RSU if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Participant or to the Employer.

8. General Rules
     A. SIP. All terms of the SIP shall apply to Performance RSUs. Notwithstanding any other provision existing within this Plan, the Performance RSUs awarded pursuant to this Plan will not exceed any per person per period award limit under the SIP.
     B. Only Whole RSUs. Only whole Performance RSUs will be earned by Participants. Fractional Performance RSUs that would otherwise be earned with respect to a Performance Period will be rounded down to the nearest whole Performance RSU, and any such fractional Performance RSUs will be forfeited.
     C. No Rights to Other Payments. The provisions of this Plan provide no right or eligibility to a Participant to any other payouts from AIG or its subsidiaries under any other alternative plans, schemes, arrangements or contracts AIG may have with any employees or group of employees of AIG or its subsidiaries.
     D. No Effect on Benefits. Grants and payments under this Plan will constitute special discretionary incentive payments to the Participants and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Employer or under any agreement with a Participant, unless the Employer specifically provides otherwise.
     E. Section 409A.
     (1) Performance RSUs are intended to provide payments that are “deferred compensation” subject to Section 409A, and this Plan is intended to, and will be interpreted, administered and construed to, comply with Section 409A with respect to the Performance RSUs. For this purpose, “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance. The Committee will have full authority to give effect to the intent of this Section 8E.
     (2) Without limiting the generality of Section 8E(1), references to the termination of a Participant’s employment with respect to Performance RSUs will mean the Participant’s separation from service with the Employer within the meaning of Section 409A.
     (3) Any payment to be made under the Performance RSUs in connection with termination of a Participant’s employment (and any other payment under this Plan) that would be subject to the limitations in Section 409A(a)(2)(b) of the Code will be delayed until six months after termination of the Participant’s employment (or earlier death) in accordance with the requirements of Section 409A.

     (4) To the extent necessary to comply with Section 8E(1), any securities or other property that the Employer may deliver in respect of Performance RSUs will not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with Section 5C).
     (5) Each payment under the Performance RSUs will be treated as a separate payment for purposes of Section 409A.
     F. Severability. If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.
     G. Entire Agreement. This Plan contains the entire agreement of the parties with respect to the subject matter thereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter thereof.
     H. Waiver of Claims. Each Participant recognizes and agrees that prior to being selected by the Committee to receive an award of Performance RSU he or she has no right to any benefits under this Plan. Accordingly, in consideration of the Participant’s receipt of any Performance RSUs hereunder, he or she expressly waives any right to contest the amount of any Performance RSUs, the terms of this Plan, any determination, action or omission hereunder by the Committee or AIG or any amendment to this Plan.
     I. No Third Party Beneficiaries. Except as expressly provided therein, this Plan will not confer on any person other than AIG and the Participant any rights or remedies thereunder. The exculpation and indemnification provisions of Section 7D will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.
     J. AIG’s Successors and Assigns. The terms of this Plan will be binding upon and inure to the benefit of AIG and its successors and assigns.
     K. Nonassignability. The Performance RSUs will not be assignable, transferable, pledged, hedged or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law. Any assignment, transfer, pledge, or other disposition in violation of the provisions of this Section 8L will be null and void and any Performance RSUs that are hedged in any manner will immediately be forfeited.
     L. Right to Discharge. Nothing contained in this Plan or in any award of Performance RSUs will confer on any Participant any right to be continued in the employ of the Employer or to be included in any future plans of a similar nature.
     M. Consent. If the Committee will at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the awarding, earning or vesting of any Performance RSUs, the delivery of Shares in respect thereof or the payment of any amount under this Plan, or the taking of any other action thereunder (each such action, a “plan action”), then such plan action will not be taken, in whole or in part, unless and until such consent will have been effected or obtained to the full satisfaction of the Committee; provided that if such consent has not been so effected or obtained as of the latest date provided by this Plan for the delivery of Shares or securities or other property in respect of any Performance RSUs and further delay of delivery is not permitted in accordance with the requirements of Section 409A, such Performance RSUs will be forfeited and terminate notwithstanding any prior earning or vesting.
The term “consent” as used in this paragraph includes (1) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (2) any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (3) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and (4) any and all consents required by the Committee.
     N. Subject to Any AIG Section 162(m) Plan. AIG may, in any year, propose a Section 162(m) compliant performance incentive award plan (the “AIG Section 162(m) Plan”). If an AIG Section 162(m) Plan is proposed and approved by the AIG shareholders in accordance with Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e)(4), this Plan will function as a sub-plan under the AIG Section 162(m) Plan, whereby performance compensation amounts payable under the AIG Section 162(m) Plan can be paid in part by earning Performance RSUs with respect to a Performance Period. If the AIG Section 162(m) Plan is proposed and not so approved by the AIG shareholders, any Performance RSUs awarded to participants in the AIG Section 162(m) Plan will terminate and no Shares will be delivered with respect thereto.
     O. Adoption. This plan was originally adopted on March 15, 2006 by the Committee. This Plan was amended and restated by the Committee on May 16, 2006, September 5, 2007, March 11, 2008, and November 11, 2008.
9.	Disputes

     A. Governing Law. This Plan will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.
     B. Dispute Resolution and Related Provisions. AIG agrees to the following provisions. By the acceptance of any award of Performance RSUs, each Participant agrees to accept the provisions of this Plan, including, without limitations, the following:
     (1) Arbitration. Subject to the provisions of this Section 9, any dispute, controversy or claim between AIG and a Participant, arising out of or relating to or concerning this Plan or any Performance RSUs will be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by a Participant must first be submitted to the Committee in accordance with claims procedures determined by the Committee.
     (2) Jurisdiction. AIG and each Participant hereby irrevocably submit to the exclusive jurisdiction of a state or federal court of appropriate jurisdiction located in the Borough of Manhattan, the City of New York over any suit, action or proceeding arising out of or relating to or concerning this Plan or any Performance RSUs that are not otherwise arbitrated or resolved according to Section 9B(1). AIG and each Participant acknowledge that the forum designated by this section has a reasonable relation to this Plan and to such Participant’s relationship with AIG.
     (3) Waiver. AIG and each Participant waive, to the fullest extent permitted by applicable law, any objection which AIG and such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 9B(2). AIG and each Participant undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Plan or any Performance RSUs in any forum other than a forum described in Section 9B(2).
     (4) Service of Process. Each Participant irrevocably appoints the Secretary of AIG at 70 Pine Street, New York, New York 10270, U.S.A. as his or her agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Plan or any Performance RSUs that are not otherwise arbitrated or resolved according to Section 9B(1). The Secretary will promptly advise the Participant of any such service of process.
     C. Confidentiality. By the acceptance of any award of Performance RSUs, each Participant agrees to keep confidential any information concerning any grant made under this Plan and any dispute, controversy or claim relating to this

Plan, except that a Participant may disclose information concerning a dispute or claim to the court that is considering such dispute or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
10. Term of Plan
     This Plan will continue until suspended or terminated by the Committee in its sole discretion. Any termination of this Plan will be done in a manner that the Committee determines complies with Section 409A.